Exhibit 10.1

 JANUARY 2016

BRIGANTES ENERGY LIMITED

SOUTHWESTERN RESOURCES LTD

And

PETRO RIVER UK LIMITED

Farmout Agreement

United Kingdom Seaward Petroleum Licence – P2123

and

Northern Ireland Onshore Licence PL1/10

CONTENTS

Clause Page

1	Definitions	3
2	Payments into Escrow and Coming into Force of this Agreement	8
3	Scope of Agreement and Conditions Precedent to Completion	8
4	Consideration	10
5	Interim Period	11
6	Completion	14
7	Indemnities	15
8	Representations and Warranties	16
9	Taxation	19
10	Announcements	20
11	Notices	20
12	Costs, Expenses and Delayed Payment	21
13	Variation	21
14	Further Assurance	22
15	General	22
16	Rights of Third Parties	22
17	Counterparts	22
18	Governing Law	23
Schedule 1 Part A. The Farmor’s Warranties
Schedule 1 Part B. Farminee’s Warranties
Schedule 2 Farmed Work Programme
Schedule 3 Farmed and Farmin Interests
Schedule 4 Licence Interest Documents
Appendix A Interim AFE dated 18th May 2015

THIS AGREEMENT is made the        day of January 2016.

Between

1)
Brigantes Energy Limited (“Brigantes” or “Farmor”) a company incorporated in England and Wales (N° 6759861) and whose principal place of business is at Burnside House, Church Road, Paddock Wood, Tonbridge, Kent, TN12 6HG; and

2)	Southwestern Resources Ltd (“SWR”) a company incorporated in England and Wales (N° 9245321) and whose registered office is at 1-7 Park Road, Caterham Surrey CR3 5TB; and

3)
Petro River UK Limited (“Petro”) a company incorporated in England and Wales (N° 9939973) and whose registered office is at 1-7 Park Road, Caterham, Surrey CR3 5TB.
(SWR and Petro sometimes hereinafter individually referred to as a “Farminee” or together as the “Farminees”).
(each party to this Agreement a “Party” and together the “Parties”).

Whereas

(A)
The Farmor is a current Licensee of United Kingdom Seaward Petroleum Licence P2123 (“P2123”) dated 18th February 2014 granted under the Petroleum Act 1998 and the party to a joint operating agreement (the “P2123 JOA”) dated 20th May 2014 relating to the conduct of operations on and the rights and obligations of the Licensees in respect of the Licence.

(B)
The Farmor is a current Licensee of United Kingdom – Northern Ireland onshore licence number PL1/10 (Central Larne – Lough Neagh Basin) (“PL1/10”) dated 4th March 2011 granted under The Petroleum (Production) Act (Northern Ireland) 1964 and a party to a joint operating agreement (the “PL1/10 JOA”) dated 28th January 2011 (as novated) relating to the conduct of operations on and the rights and obligations of the Licensees in respect of the Licence.

(C)	The Farminees desire to acquire a portion of the Farmor’s interests in P2123 and PL1/10.

(D)	The Farmor desires to convey such interests to the Farminees through a farm out to each of the Farminees pursuant to the terms and conditions set forth herein.

It is Agreed as follows:

1	Definitions

In this Agreement, except where the context requires otherwise:

“Accrual Basis”
means the basis of accounting under which costs and benefits are regarded as applicable to the period in which the liability to the cost is incurred or the right to the benefit arises regardless of when invoiced, paid or received, and “Accrue” and other derivatives shall be construed accordingly;

“Affiliate”
means in relation to any Party:
(i)a company or corporation that is, directly or indirectly, controlled by such Party; or
(ii)a company or corporation that, directly or indirectly controls such party; or
(iii)a company or corporation that is, directly or indirectly controlled by a company or corporation that also, directly or indirectly, controls such Party;
For the purpose of this definition, “control” means the right to exercise fifty percent (50%) or more of all the voting shares exercisable in respect of the share capital of the relevant company or corporation;

“AFE”
means that certain provisional AFE Rev 4 for the Well, dated 18 May 2015 in the amount of Four Million Two Hundred Seventy Seven Thousand Three Hundred Ninety Seven Pounds Sterling (£4,277,397) which includes a ten percent (“10%) contingency, attached hereto as Appendix A.

“Agreement”	means this agreement and its attached Schedules;
“Assignment Documents”
means in respect of each Licence, a Deed of Licence Assignment and a consolidated Interest Assignment or separate Interest Assignments and a novation of the JOA each of which documents shall be substantially in the standard forms in use in the United Kingdom;

“Back Costs”	means the Percentage Interest share attributable to each of the P2123 Farmed Interests of all costs Accrued in respect of P2123 prior to Completion of the assignment of the P2123 Farmed Interests (such amounts being agreed prior to the Effective Date to be £31,135 in respect to the SWR P2123 Farmin Interest and £17,513 in respect of the Petro P2123 Farmin Interest);

“Base Rate”	shall mean the Base Rate of HBOS plc applicable at 11.00 am on the date hereof;
“Beneficial Farmed Interest(s)”
shall mean the beneficial interest in all Farmed Interests which shall be created by and held on trust in perpetuity by Farmor on behalf of the Farminees pending assignment of the legal interest in all Farmed Interests and irrespective of whether Completion takes place or not;

“Brigantes P2123 Farmed Interest”	means a twenty-five percent (25%) legal and beneficial interest in the undivided rights and benefits of P2123 Licence, together with all rights and obligations attaching thereto;
“Brigantes PL1/10 Farmed Interest”	means a twenty-five percent (25%) legal and beneficial interest in the undivided rights and benefits of the PL1/10 Licence, together with all rights and obligations attaching thereto;
“Business Day”	shall mean a day (other than a Saturday or Sunday or a legal or public bank holiday in England) on which banks are or, as the context may require, were generally open for business in England;
“Completion Date”	means the date of Completion as determined in accordance with Clause 6;
“Completion”	means the completion of the assignment of the Farmed Interests as provided for in Clause 6;
“Conditions Precedent”	means the conditions set out in Clause 3.3;
“Consideration”	means the sums payable by each of the Farminees pursuant to Clause 4;
“Data”
means all data and information held by a Farmor (or its Affiliates) and relating to a Farmed Interest (or any of it) including, without prejudice to the generality of the foregoing, accounts, books, contracts, correspondence, information and other data and reports (including petroleum engineering, reservoir engineering, drilling, geological, geophysical and all other kinds of technical data and reports, maps, samples, well-logs and analyses, seismic field tapes, reports, films, prints and digital data for original processing and any subsequent reprocessing) but excluding Traded Data and analyses prepared by the Farmor for its own internal purposes;

“Dollar” or “$” “Effective Date”	means the dollar of the United States of America; means 1st September 2015;
“Escrow Account”	means the bank escrow account pursuant to the Escrow Agreement, to be funded in the amount of AFE. ;
“Escrow Agreement”	means an Escrow Agreement to be executed on or before 15th January 2016 by and between the Farmor, Farminees, Operator and Other Farminees, which sets forth the rights and obligations of the paying parties to the Well in regard to funding the costs of the Well.
“Farmed Interest Information”	shall have the meaning ascribed to it in Clause 5.7;
“Farmed Interest”	means the Brigantes P2123 Farmed Interest and the Brigantes PL1/10 Farmed Interest and “Farmed Interests” means all of them as summarised in Schedule 3;
“Farmed Work Programme”	means the programme of work set out in Schedule 2;
“Farmin Interest”	means the SWR P2123 Farmin Interest and the Petro PL1/10 Farmin Interest and “Farmin Interests” means all of them as summarised in Schedule 3;
“Interim Period”	the period from (and including) the date hereof until Completion;
“Joint Account”	has the meaning ascribed thereto in the JOA;
“Joint Operating Agreement” or “JOA”	means the P2123 JOA or the PL1/10 JOA as the context requires and “Joint Operating Agreements” or “JOAs” means both of them;
“Licence Interest Documents”	means the documents specified in Schedule 4 and, where the context so admits, any one or more of such documents;
“Licence”	means either P2123 or PL1/10 as the context requires and “Licences” means both of them;

“Licensee”	a licensee of a Licence;
“Obligations”	shall have the meaning ascribed to it in Clause 7.3;
“Operator”
InfraStrata plc (“INFA”) acting in its capacity as the operator appointed under the JOA in respect of the Licence, or such other Licensee as may be subsequently appointed as operator for the time being;

“Other Farminees”	mean Ermine Resources Limited, Baron Oil Plc, Tudor Hall Energy Limited and Terrain Energy Limited, all parties farming into the Licences;
“P2123 JOA”	shall have the meaning ascribed to it in Recital (A)
“P2123”	shall have the meaning ascribed to it in Recital (A)
“Party”	means a party to this Agreement;
“Percentage Interest”
has the meaning ascribed thereto in the JOAs, which in respect of both Licences following Completion will be: (i) SWR 16.00%; (ii) Petro 9.00%; (iii) INFA 10%; (iv) Brigantes 10%; (v) Other Farminees – in total 55%;

“Petro P2123 Farmin Interest”	means a nine percent (9.00%) legal and beneficial interest in the undivided rights and benefits of P2123, together with all rights and obligations attaching thereto;
“Petro PL1/10 Farmin Interest” “Predrill Requirements”
means a nine percent (9.00%)  legal and beneficial interest in the undivided rights and benefits of PL1/10, together with all rights and obligations attaching thereto;
constitute the following: (i) the full amount referred to in Clause 2.1 of the Escrow Agreement being deposited in the Escrow Account by the Farminees and Other Farminees (ii) confirmation by INFA that, as far as it is aware, it is in receipt of all the necessary permits, consents or authorisations which are necessary for the commencement of drilling operations for the Well; (iii) INFA obtaining permission from the requisite governmental authority(ies) to commence and complete drilling the Well after 4th March 2016; (iv) an order having been placed by INFA for the long-lead items for drilling the Well; and (v) a contract having been executed  by INFA for the construction of the Well site, such site to begin construction no later than 24th February 2016;

“PL1/10”	shall have the meaning ascribed to it in Recital (B)

“Pounds” or “£”	means the lawful currency of the United Kingdom;
“Relevant Confidentiality Obligations”	means any confidentiality obligations existing at the date of this Agreement, by which the Farmor is bound;
“Secretary’s Consent” “Secretary”
means the consent and approval of the Secretary referred to in Clause 3.3.1;
means in the case of P2123 the Secretary of State responsible for the Oil and Gas Authority of the Department of Energy and Climate Change; and
in the case of PL1/10 means the Senior Officer of the Northern Ireland Department of Enterprise, Trade and Development responsible for Petroleum Licensing or any other person being at the time in question responsible for carrying out the functions at present carried out by such senior officer; and
“Secretaries” means both such;

“SWR P2123 Farmin Interest”	means a sixteen percent (16.00%) legal and beneficial interest in the undivided rights and benefits of P2123, together with all rights and obligations attaching thereto;
“SWR PL1/10 Farmin Interest”	means a sixteen percent (16.00%) legal and beneficial interest in the undivided rights and benefits of PL1/10, together with all rights and obligations attaching thereto;

“Traded Data”
means data which relates to the Farmed Interest and which has been acquired by trade, purchase or otherwise by or on behalf of the Farmor (either alone or in conjunction with other parties) from a third party, or parties, where such data cannot be provided to the Farminees because such disclosure or transfer is prohibited by the agreement under which it was acquired or any other contract in existence;

“Well”	means the Woodburn Forest-1 well on PL1/10.

All references to Clauses, recitals and schedules are, unless otherwise expressly stated, references to Clauses of and recitals and schedules to this Agreement.

The headings in this Agreement are inserted for convenience only and shall be ignored in construing this Agreement.

Any reference to any statute or statutory instrument in this Agreement shall be a reference to the same as amended, consolidated or extended, supplemented or re-enacted from time to time on or before the date of this Agreement and shall include any orders, regulations, instruments or other subordinate legislation made under the relevant statute on or before the date of this Agreement.

Except where the context otherwise requires, words denoting the singular include the plural and vice versa; words denoting any gender include all genders; words denoting persons include firms and corporations and vice versa.

2	Coming into Force of this Agreement and Payments into Escrow

2.1	This Agreement shall come into effect upon the date of execution hereof.

2.2	The Farminees will in good faith endeavour to agree the Escrow Agreement with the Other Farminees and to execute it.

2.3
As soon as the aggregate commitments by the Farminees and Other Farminees (pursuant to executed farmout agreements) to fund the Escrow Account in the amount of the AFE are received by INFA, INFA shall give the Farminees and Other Farminees notice to that effect and the Farminees shall make payment into the Escrow Account in accordance with the terms hereof and the Escrow Agreement.

2.3.1.	Prior to the close of banking in London on 19th January 2016 SWR shall pay the sum of £912,369 into the Escrow Account in accordance with the Escrow Agreement.

2.3.2.	Prior to the close of banking in London on 19th January 2016 Petro shall pay the sum of £513,288 into the Escrow Account in accordance with the Escrow Agreement.

2.4	It shall be the responsibility of the Farminees respectively to ensure that the sums required to be paid into the Escrow Account are received net of all exchange differences and bank charges.

2.5
If all invoices have been paid in respect of the Well, drilled in accordance with the Farmed Work Programme, and funds remain in Escrow Account, such remaining funds shall be distributed immediately to the Farminees and Other Farminees in proportion to the amounts paid by each into the Escrow Account.

2.6	Clauses 5.7 to 5.9 (Confidentiality), 10 (Announcements), 11 (Notices) and 18 (Law), shall come into effect upon execution hereof and shall survive any termination of this Agreement.

2.7
In the event that this Agreement comes into effect and the Escrow Account is fully funded, then upon the Farmor receiving reimbursement of its share of Back Costs from the Farminees under Clause 4.3 and its share of Well costs expended prior to the Effective Date from Escrow Funds, the Farmor shall reimburse SWR the sum of £106,622.10 being the proceeds received on behalf of Larne Oil and Gas Limited by the Farmor and INFA pursuant to that certain Farmout Option Agreement dated 17th July 2014, which is no longer in force.

3	Scope of Agreement and Conditions Precedent and Subsequent to Completion

3.1	Subject to the terms of this Agreement and to the Secretaries’ Consents,

3.1.1.	Brigantes hereby agrees to transfer the Brigantes P2123 Farmed Interest to the Farminees,

3.1.2.	Brigantes hereby agrees to transfer the Brigantes PL1/10 Farmed Interest to the Farminees,

and

3.1.3.	SWR hereby agrees to accept the transfer of the SWR P2123 Farmin Interest from Brigantes,

3.1.4.	SWR hereby agrees to accept the transfer of the SWR PL1/10 Farmin Interest from Brigantes,

3.1.5.	Petro hereby agrees to accept the transfer of the Petro P2123 Farmin Interest from Brigantes,

3.1.6.	Petro hereby agrees to accept the transfer of the Petro PL1/10 Farmin Interest from Brigantes,

all as set out in Schedule 3, on the Completion Date, with full title guarantee and for the consideration herein set out.

3.2	The transfer of each Farmed Interest and the acceptance of each Farmin Interest pursuant to Clause 3.1 shall for all purposes be with effect from the Completion Date.

3.3
The respective obligations of the Farmor to sell and each Farminee to purchase each respective Farmed Interest or Farmin Interest (as applicable) shall be subject to the following conditions precedent (together the “Conditions Precedent”):

3.3.1.	this Agreement having come into force

3.3.2.	all the Predrill Requirements having been fully satisfied on or before 1 February 2016; and

3.3.3.	the consent of the applicable Secretary thereto; and

3.3.4.	the form and words of each of the Assignment Documents being agreed between the Parties and each of the other parties thereto respectively; and

3.3.5.	Completion in respect of all the Farmed Interests being done simultaneously;

except that the if the conditions of Clause 3.3.2 have not been satisfied this Agreement shall terminate immediately, subject to Clause 5.5 and the confidentiality provisions of Clauses 5.6, 5.7 and 5.8, and all amounts deposited by the Farminees in the Escrow Account shall be timely returned in full in accordance with Clause 5.5.

Each Party shall use all reasonable endeavours to procure the satisfaction of these conditions as soon as possible, provided that (subject to Clause Error! Reference source not found.) a Farminee shall not be deemed to be in breach of its obligations hereunder for any failure to obtain the consent or approval or agreement of the Secretary, or any other party to any of those matters referred to above.

3.4
Each Farmed Interest shall as at the Completion Date be free from any mortgage, charge (whether fixed or floating), lien, pledge, encumbrance or security interest of any kind or any obligation (other than under the Licence) for the payment of any royalty, commission or profit of any kind to any person.

3.5
The Farmor shall make every reasonable effort to insure that the formal assignment to Farminees of the PL1/10 and/or the P2123 Farmed Interests become effective prior to the commencement of drilling of the Well.  In the event that Completion of the formal assignment to Farminee of the PL1/10 and/or the P2123 Farmed Interests is delayed beyond this date by circumstances outside the Parties control then the Farmor shall hold the Beneficial Farmed Interests in trust for the Farminees. In the event that such delay appears to be prolonged then the Parties shall agree to a full trust deed or other mechanism to keep the Parties in the same economic position as they would have been in had such assignment been Completed. The provisions of Clause 5 (Interim Period) shall continue to apply until Completion occurs or they are superseded.

3.6
The provisions of this Agreement in Clauses 5 (Interim Period), 6 (Completion), 7 (Indemnities), 8 (Representations and Warranties) and 9 (Taxation) shall apply to and be construed separately in respect of each of the SWR PL1/10 Farmed Interest and the Petro PL1/10 Farmed Interest and if applicable each of the SWR P2123 Farmed Interest and the Petro P2123 Farmed Interest as if repeated in respect of each of them.

3.7
The Farmor shall employ all reasonable efforts to insure that the Operator, as soon as practical after the execution of this Agreement, undertakes actions to solicit and receive revised bids for drilling and support services with the primary objective of reducing the cost of drilling the Well below the AFE, and that a new authority for expenditure (“New AFE”) is drafted in a timely manner and presented in writing by the Operator to the Farminees and Other Farminees. The New AFE shall include provision for a ten percent (10%) contingency and shall include approved costs that have been expended (or committed to be expended) for the preparation work prior to the commencement of drilling of the Well.

4	Consideration

4.1
In consideration for the Farmor granting the Beneficial Farmed Interests in PL1/10 to each Farminee and/or the transfers of the Farmed Interests to each Farminee as provided for in Clause 3.1, each Farminee shall:

4.1.1.	pay its Percentage Interest share of all costs pursuant to the JOA attributable to each Farmed Interest assigned to it with effect from the Completion Date;

4.1.2.	to the extent not included in Clause 4.1.1, pay its Percentage Interest share of all costs pursuant to the JOA attributable to each Farmed Interest in respect of the Farmed Work Programme; and

4.1.3.
subject to Clause 4.2 below, for each of the Farmed Interests pay an additional Percentage Interest share of the costs charged to the Joint Account under the JOA, for the Farmed Work Programme for the Well only, equal to thirty three and one-third percent (33 1/3%) of each such Farmed Interest.

4.2
In the event that the total cost of the Well exceeds the AFE (including said contingency) (the “Cap”) then such excess shall be borne by the Farmor and the Farminees in accordance with their respective Percentage Interests

4.3
In consideration for the Farmor granting the Beneficial Farmed Interests in P2123 to each Farminee and/or the transfers of the Farmed Interests to each Farminee as provided for in Clause 3.1, each Farminee shall:

4.3.1.	pay its Percentage Interest share of all costs pursuant to the JOA attributable to each Farmed Interest with effect from the Completion Date;

4.3.2.	pay to the Farmor the Back Costs attributable to the each of the P2123 Farmed Interests.

5           Interim Period (from execution hereof until Completion)

5.1
Immediately following execution of this Agreement Farmor shall procure that INFA, on behalf of the Farmor, shall prepare and deliver to the Farminees a statement of the costs payable by each of them pursuant to Clause 4.1 split by Licence.

5.2
When and if cash calls or invoices are issued by INFA during the Interim Period, Farmor, will immediately forward them to the Farminees with an apportionment as between all Parties reflecting the provisions of Clause 4.1.

5.3	Subject to Clause 3.7 being satisfied, the Farminees will settle the statement issued under Clause 5.1 and all cash calls or invoices apportioned under Clause 5.2 as follows:

5.3.1.
In respect of Well costs only, funds shall be drawn from the Escrow Account in accordance with the Escrow Agreement.  The Escrow Agreement shall require INFA to provide accounting of such payments to all the parties of the Escrow Account, including the Farminees.

5.3.2.
In respect of all costs on PL1/10 and P2123, other than the costs for the Well, the Farminees will pay INFA as Operator the balance on such statement in accordance with the JOA following receipt of accounts prepared for all the parties to the JOA, including the Farminees, in accordance with the requirements of the JOA.

5.4	At such time the Escrow Account is exhausted, the Farminees will pay the apportionment of the cash calls or invoices forwarded to them in accordance with Clause 5.2 in accordance with the JOA.

5.5
In the event that the Predrill Requirements are not met by 1 February, 2016, all sums paid by each Farminee pursuant to Clauses 5.3 and/or 5.4 will immediately become repayable, in full, by the Farmor together with interest at LIBOR from the date of the payment thereof to the date of repayment (both dates inclusive).

5.6	During the Interim Period:

5.6.1.	The Farmor will diligently pursue the Farmed Work Programme, to which operations the provisions of the JOA shall apply save as modified by this Agreement;

5.6.2.
The Parties shall each use all reasonable endeavours to obtain all such consents and approvals of the Secretary as may be necessary to the transfer of the Farmed Interests from the Farmor to the Farminees and to the execution of the Assignment Documents and any other documents or agreements to be executed and/or delivered in connection therewith (the “Completion Documentation”);

5.6.3.	The Parties shall each use all reasonable endeavours to procure that all parties to the Completion Documentation agree the form and content of such documentation;

5.6.4.
Farmor shall (subject to any Relevant Confidentiality Obligations) provide to the Farminees access to all technical, financial and contractual information in its possession relating to the Farmed Interest as the Farminees may from time to time reasonably require;

5.6.5.	The Farminees shall, de facto, have full rights (including voting rights) under each JOA commensurate with their Beneficial Farmed Interests;

5.6.6.
The Farmor shall not without the prior written consent of the Farminees (not to be unreasonably withheld) agree to amend the Licence Interest Documents or to execute any new agreement affecting any Farmed Interest;

5.6.7.
The Farmor shall continue to carry on its activities in relation to the Farmed Interests in the ordinary and usual course so as to protect and maintain the same, including, but without limitation, continuing to perform all obligations relating to the Farmed Interests at law;

5.6.8.	The Farmor shall provide to the Farminees copies of all notices and other information provided by or to them as the same become available;

5.6.9.	The Farmor shall not pledge, sell, charge, transfer, assign, withdraw from, or encumber in any manner whatsoever the Farmed Interests;

5.6.10.	The Farmor shall conduct all business in relation to the Farmed Interests in a proper manner and in accordance with good and prudent oil field practice;

5.6.11.
The Farmor shall not do or omit to do anything which would amount to a waiver or relinquishment of any of its or their rights which are material in nature under the Licence or any other instrument relating to the Farmed Interests, without the prior written consent of the Farminees (such consent not to be unreasonably withheld or delayed).

5.7
Pending Completion, the Farminees shall,  subject to the JOA, hold in confidence all information furnished or disclosed to it by the Farmor in connection with the transactions contemplated by this Agreement as well as all information concerning the Farmed Interests contained in any analyses, compilations, studies or other documents prepared during such period by or on behalf of the Farminees and any business and/or commercial information in respect of the Farmor (collectively, the “Farmed Interest Information”). However, Farmed Interest Information shall not include any information which is:

5.7.1.	generally available to the public other than as a result of a wrongful disclosure by a Farminee; or

5.7.2.	available to a Farminee on a non-confidential basis from a source other than a Farmor if such source is entitled to disclose such information.

5.8
Notwithstanding anything to the contrary contained in Clause 5.7, pending Completion, the Farminees shall comply with the confidentiality provisions of the JOA and will not, without the prior written consent of the Farmors, release or disclose any Farmed Interest Information to any other person, except to a Farminee’s or its Affiliate’s officers, directors, employees, accountants, solicitors, representatives, agents, consultants, bankers, financial advisers and prospective investors who need to know the Farmed Interest Information in connection with the Completion or financing of the transactions contemplated by this Agreement, who are informed by a Farminee of the confidential nature of the Farmed Interest Information and who agree to be bound by the terms and conditions of this Clause 5.8 and Clause 5.7 and except further to the extent required by any applicable statute, the Licence or the requirements of any recognised stock exchange or other regulatory authority in compliance with its rules and regulations or any Government agency (including without limitation a securities exchange or equivalent) lawfully requesting such information or any court of competent jurisdiction acting in pursuance of its powers.

5.9	If Completion does not take place 30 September 2016 for any reason provided for in this Agreement (other than as a direct consequence of a material breach by a Farminee of this Agreement):

5.9.1.
At the option of each Farminee all sums paid by such Farminee to the Farmor (or to the Escrow Account) or on the Farmor’s behalf pursuant to or in connection with this Agreement shall immediately become repayable by the Farmor together with interest on such sums at Base Rate from the date of payment thereof by that Farminee to the date of repayment (both dates inclusive), whereupon the applicable Beneficial Farmed Interest shall revert to the Farmor and cease to exist. If SWR exercises this option it will immediately repay to the Farmor the sums paid by the Farmor set forth in Clause 2.7 herein.

5.9.2.
If the option in Clause 5.9.1 above is exercised the Farmed Interest Information, except for that portion thereof which consists of analyses, compilations, studies or other documents prepared by or on behalf of a Farminee, will be returned to the Farmor within a reasonable time of any request therefor and no Farminee shall retain copies thereof. This requirement and the requirement of sub-Clause 5.9.3 below shall not apply to corporate documents which contain information derived from the Farmed Interest Information and which a Farminee is required to retain by law or which is contained or reflected in material presented to its or any of its Affiliates’ executive board (or the equivalent thereof), or which is part of a regular computer backup, in all of which cases such Farminee will take appropriate measures to preserve its confidentiality; and

5.9.3.
If the option in Clause 5.9.1 above is exercised that portion of the Farmed Interest Information which consists of analyses, compilations, studies or other documents prepared by or on behalf of a Farminee shall be destroyed forthwith.

5.9.4.
Provided that if the option in Clause 5.9.1 above is not exercised, each Farminee shall retain its respective Beneficial Farmed Interest that shall continue to be held in trust and unencumbered by Farmor pending further written notification by the beneficiary of further dealings concerning the legal interest in the Farmed Interest.

5.10
Without prejudice to any other rights of a Farminee, if prior to Completion, a Farminee receives notice or becomes aware of a material breach of any of the undertakings contained in this Clause 4.2 or the Farmor’s Warranties (as defined in Clause 8.3) or the warranties given in Clause 8.1 which is material in the context of this Agreement (which is incapable of remedy or capable of remedy but not remedied prior to Completion) that Farminee shall be entitled to rescind this Agreement without liability, except that SWR shall immediately repay to the Farmor the sums paid by the Farmor set forth in Clause 2.7 herein, and the Farmor shall comply with its payment obligations under Clause 5.9.1 hereof.

5.11
Where any obligations of the Farmor under this Agreement is subject to any Relevant Confidentiality Obligation the Farmor shall use its reasonable endeavours to procure that it is released from such Relevant Confidentiality Obligation to the extent necessary for the Farmor to comply with their obligations under this Agreement; provided that nothing in this Agreement shall require the Farmor to pay any money to any third party to procure its release from such Relevant Confidentiality Obligation.

6	Completion

6.1
Completion in respect of both Licences shall take place at the offices of the Farmor or SWR as soon as feasible after the execution of this Agreement, provided that all of the Conditions Precedent have been satisfied and further provided, separately in respect of each Farminee, that Completion with that Farminee shall not take place if that Farminee is in default of any payments due under this Agreement; or on such other date as the Parties may agree.

6.2	On the Completion Date:

6.2.1.	The Farmor shall:

a)
deliver to the Farminee (to the extent not already delivered prior to Completion) the Assignment Documents duly executed by all the parties thereto other than that Farminee (and, in the case of the Deed of Licence Assignment, the Secretary);

b)	deliver to the Farminees copies of the Secretaries’ Consents;

c)	deliver to the Farminees copies of the consents or approvals, if any, referred to in Clause 3.3 and obtained by or on behalf of the Farmor;

d)
deliver to each Farminee a copy, certified as a true copy and in full force and effect by a director or the secretary of the Farmor, of a resolution of the Board of Directors of that Farmor authorising its entry into the transactions contemplated by this Agreement and authorising a person or persons to sign the relevant Assignment Documents on its behalf; and

e)	deliver to each Farminee a certified copy of any Power of Attorney pursuant to which any of this Agreement or the Assignment Documents were executed.

6.2.2.	Each Farminee shall:

a)	deliver to the Farmor copies of the consents or approvals, if any, referred to in Clause 3.3 and obtained by or on behalf of Farminee;

b)
deliver to the Farmor a copy, certified as a true copy in full force and effect by a director or the secretary of Farminee, of a resolution of the Board of Directors of Farminee authorising its entry into the transactions contemplated by this Agreement and authorising a person or persons to sign the relevant Assignment Documents on its behalf;

c)	subject to Clause 6.2.1, execute the relevant Assignment Documents; and

d)	deliver to the Farmor a certified copy of any Power of Attorney pursuant to which any of this Agreement, or the Assignment Documents were executed.

6.2.3.
Each Party shall, and shall procure that its Affiliates shall, execute all such other documents and do all such other acts and things as may reasonably be required in order to effect the transfer of the Farmed Interests to the Farminees and otherwise carry out the true intent of this Agreement.

6.2.4.	The Farmor shall make available to the Farminees on the Completion Date a certified true copy of the Licence.

6.2.5.
Subject to Clause 6.2.4, the Farmor shall make available for collection by the Farminees at such place as the Parties may agree on or within 21 days after the Completion Date duly signed originals or certified true copies of the Data. In the case of the Licence, the Farmor shall use its reasonable endeavours to obtain a certified copy thereof by the Completion Date.

6.2.6.	Pending delivery of the Data, the Farminees shall have access to the Data at such times as may be reasonably requested and shall be allowed to take photocopies of the same.

7           Indemnities

7.1	The indemnities in this Clause 7 are subject to Completion taking place but are without prejudice to the provisions of Clause 8.

7.2	Each indemnity in this Clause 7 shall be construed as being a separate set of indemnities in respect of each Farmed Interest between the Farmor and Farminee.

7.3
To the extent that any costs, charges, expenses, liabilities and obligations relating to a Farmed Interest (together “Obligations”) are properly incurred by the Farmor and Accrue in respect of any period after the Effective Date each respective Farminee shall reimburse and indemnify the Farmor against any of such Obligations which are borne by the Farmor; provided that:

7.3.1.
the Farminee shall not be liable to indemnify the Farmor where the relevant Obligation relates to the same subject matter in respect of which the Farmor has reasonably been demonstrated by the Farminee to be in breach of any warranty, representation or undertaking contained in Clause 8.1 or Part A of Schedule 1;

7.3.2.
where the Farmor shall have a right of recourse against or a right to be reimbursed by any third party (including any relevant insurer) in respect of any Obligations then the Farmor shall use all reasonable endeavours to make available to the Farminee the benefits of such rights or any recoveries made pursuant thereto; and

7.3.3.
the Farminee shall not be liable to indemnify the Farmor for any relevant Obligation, charge, expense, liability or obligation which was incurred by the Farmor in circumstances where the Farmor has reasonably been demonstrated by the Farminee to be in breach of its obligations to the Farminee pursuant to Clause 4.2 unless the Farmor has subsequently remedied such breach and/or Farminee has suffered no material disadvantage thereby.

7.4
To the extent that a Farminee properly incurs or settles any such Obligations which Accrued in respect of any period prior to the Effective Date the Farmor shall reimburse and indemnify the Farminee against any such Obligations which are borne by the Farminee, provided that:

7.4.1.	it is not an expense for which the Farminee is properly liable pursuant to Clause 4; and further that

7.4.2.
it is specifically agreed between the Parties that all the obligations in respect of environmental, site restoration and abandonment arising out of operations on the Licence whether prior to or after Completion shall be borne by the Parties pro rata to their Percentage Interests.

7.5
To the extent that any income, receipts, rebates or other benefits relating to a Farmed Interest (together “Benefits”) are received by or credited to the Farmor in respect of any period after the Effective Date in respect thereof, the Farmor shall, except as otherwise provided herein, pay to the Farminee an amount equal to such Benefits.

7.6
To the extent that any such Benefits are received by or credited to a Farminee in respect of any period prior to the Effective Date in respect thereof the Farminee shall, except as otherwise provided herein, reimburse the Farmor for any such Benefits.

8	Representations and Warranties

8.1
Each representation and warranty in this Clause 8 shall be construed as being a separate set of representations and warranties in respect of each Farmed Interest between the Farmor and each respective Farminee.

8.2	The Farmor in respect of its Farmed Interest hereby represents, warrants, covenants and undertakes to Farminee, as follows:

8.2.1.
The Farmor is the sole legal and beneficial owner of and has (or at Completion will have) absolute ownership of the Farmed Interest with the right to sell, transfer and assign the full legal and beneficial ownership therein to Farminee on the terms of this Agreement; and

8.2.2.
the Farmed Interest is free from any mortgage, charge, pledge, lien, encumbrance or other third party right or interest (legal or equitable) (other than as arising under applicable legislation, or the JOA) together with all accrued benefits and rights attached to it as at the Completion Date or subsequently becoming attached to it.

For the avoidance of doubt, the provisions of this Clause 8.1 shall not be limited or restricted in any way by any other provision of this Agreement or otherwise, and, without prejudice to the foregoing generality, any claim for breach of this Clause 8.1 may be brought at any time in the future and shall not be subject to a maximum sum.

8.3
Subject to the provisions of this Clause, the Farmor hereby represents and warrants to Farminee, in the terms set out in Part A of Schedule 1 (“Farmor’s Warranties”) and each Farminee hereby represents and warrants to each Farmor in the terms set out in Part B of Schedule 1 (“Farminee’s Warranties”).

8.4
Farmor’s Warranties are subject to any matter referred to or provided for under this Agreement (including any Appendices thereto) done or omitted to be done by or with the written consent of or at the written request of Farminee.

8.5	The Farmor makes no representations or warranties about the Data save that they will be provided on an “as available” and “best efforts to find” basis.

8.6	Where the Farmor is not a Licensee at the date of this Agreement, all warranties of title shall be qualified by the words “at Completion”.

8.7	The Farmor’s Warranties and Farminee’s Warranties shall be deemed to be repeated at Completion.

8.8
In the event of any matter or thing (including an omission) materially inconsistent with any of the Farmor’s Warranties arising at or before Completion and the Farmor having failed to remedy such material inconsistency by Completion Farminee shall not be bound to complete the acquisition of the Farmed Interest and Farminee, as its sole remedy for such continuing material inconsistency, shall be that it shall be entitled to rescind this Agreement.

8.9
The Farmor will immediately notify Farminee in the event that either it or its Affiliates becomes aware of any matter or thing which would or might entitle Farminee to rescind this Agreement pursuant to Clause 8.8 above.

8.10	Neither Party shall be liable under this Agreement for any claim for breach of any its Warranties:

8.10.1.
unless notice of the claim is given in writing by the Party claiming breach to the other Party within 18 months after the Completion Date and that Party has instigated Court proceedings against the other Party within 18 months of such notice;

8.10.2.	to the extent that the Farmor’s liability for all claims made would thereby exceed the Consideration;

8.10.3.	to the extent that any Farminee’s liability for all claims made would thereby exceed that Farminee’s share of the Consideration;

8.10.4.
if the amount of the claim is less than £25,000 (twenty five thousand pounds) provided that if the aggregate amount exceeds £25,000 (twenty five thousand pounds) the relevant Party shall be liable for the whole amount of the claims and not just the excess over £25,000 (twenty five thousand pounds);

     provided always that the above limitations shall not apply in the case of fraud or wilful misconduct.

8.11
Within 14 days of any notice given under Clause 8.10.1 the Party claiming breach shall give written notice to the other Party summarising the grounds on which the claim is based. Within a further 21 days it shall give further written notice setting out such detailed particulars of the claim as shall then be available.

8.12
Neither the Farmor nor its Affiliates shall do or allow any act or thing, or authorise any act or thing to be done over which it has control or which it can otherwise by the exercise of any right or power prevent from being done which would prevent any of the representations or warranties set out in this Clause 8, and Part A of Schedule 1 from being true and accurate if repeated at any time up to and as at the Completion Date by reference to circumstances then existing.

8.13	Nothing herein shall be deemed to relieve either Party from any common law duty to mitigate any loss or damage incurred by it.

8.14
No Farminee shall be entitled to recover any sum in respect of any claim under the Farmor’s Warranties or otherwise obtain reimbursement or restitution more than once in respect of any one breach of the Farmor’s Warranties.

8.15
The Farmor shall not be entitled to recover any sum in respect of any claim under Farminees’ Warranties or otherwise obtain reimbursement or restitution more than once in respect of any one breach of Farminees’ Warranties

8.16
If the Farmor pays to any Farminee an amount in discharge of a claim under the Farmor’s Warranties and such Farminee recovers (whether by payment, discount, credit or otherwise) from a third party a sum which would not have been received but for the circumstances giving rise to the claim in respect of which the payment by the Farmor was made, such Farminee shall repay to the Farmor an amount equal to either the amount the Farmor shall have so paid to such Farminee or the sum received from the third party less any third party costs or expenses incurred in recovering the same (whichever shall be the lower). For the avoidance of doubt no Farminee shall be required to take any action against a third party where such action would materially prejudice any existing relationship with such third party.

8.17
Without prejudice to all other rights available to either Party, including the right to sue for damages, no breach of any warranty, covenant or undertaking hereunder or misrepresentation or misstatement of fact by either Party shall give rise to a right on the part of the other Party to rescind or terminate this Agreement following Completion.

8.18
Save other than as and to the extent set forth in the Farmor’s Warranties, Clause 2, and the Assignment Documents, and save in the event of fraud or wilful non-disclosure, the Farmor makes no representations or warranties in respect of any matter or thing and disclaims all liability and responsibility for any representation, warranty, statement, opinion or information made or communicated (orally or in writing) to any Farminee (including without limiting the generality of the foregoing, any representation, warranty, statement, opinion, information or advice made or communicated to any Farminee by any other shareholder, stockholder, director, employee, agent, consultant or representative of the Farmor or any of its Affiliates) and each Farminee acknowledges and affirms that it has not relied upon any such representation, warranty, statement, opinion or information in entering into and carrying out the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Farmor makes no representations or warranties as to:

8.18.1.	the quantity of Petroleum reserves attributable to the Farmed Interest;

8.18.2.	the quality or deliverability of said Petroleum reserves;

8.18.3.	any geological, geophysical, engineering, economic or other interpretations, forecasts or evaluations concerning any Farmed Interest.

8.19
Each Farminee acknowledges and affirms that it has made its own independent investigation, analysis and evaluation of the geological, geophysical, engineering, environmental, economic or other interpretations, availability of tax allowances, costs and prospects for further development of the Farmed Interest.

8.20
The warranties, representations and undertakings given by the Farmor under or pursuant to this Agreement shall not in any respect be extinguished or affected by any investigation made by or on behalf of any Farminee, or by any information of which any Farminee may independently have knowledge, whether actual, imputed or constructive, by such Farminee rescinding, or failing to rescind this Agreement or by any other event or matter whatsoever, except a specific and duly authorised written waiver or release by Farminee.

8.21
Each of the Farmor’s Warranties shall be separate and independent and save as expressly provided to the contrary, shall not be limited by reference to or inference from any other term of this Agreement.

8.22
Where any of the Farmor’s Warranties is qualified by the expression “so far as the Farmor is aware” or any similar expression, such qualification shall be deemed to include an additional statement that the warranty, representation or undertaking has been made after due diligent and careful enquiry of the relevant person in the Farmor’s (or its respective Affiliates’) organisation.

8.23
Notwithstanding anything else to the contrary in this Agreement, neither Party shall be liable to the other Party for any consequential loss sustained by any other party irrespective of the cause of such loss or damage.

9           Taxation

VAT

9.1	At Completion the Parties shall confirm that they are registered as taxable persons for the purposes of VAT.

9.2
The Parties confirm that no election has been made and confirm that no election will be made prior to the Completion Date under paragraph 2 Schedule 10 Value Added Tax Act 1994 in relation to any Farmed Interest.

9.3
The Farmor confirms that the Farmed Interest has been used as part of its business operated by a group of companies which constitute a VAT group of which the Farmor is a member as a going concern for the purposes of Article 5 of the Value Added Tax (Special Provisions) Order 1995.

9.4
Each Farminee undertakes that it will use the Farmed Interest as part of its business of searching for, boring for and getting petroleum as a going concern for a sufficient period to comply with the requirements of Article 5 of the Value Added Tax (Special Provisions) Order 1995 so that the assignment of the Farmed Interest is treated as neither a supply of goods nor a supply of services for VAT purposes.

9.5
Notwithstanding that the Parties believe that the sale and transfer hereunder is a transaction which is outside the scope of VAT by virtue of the Value Added Tax (Special Provisions) Order 1995, in the event that either of the Parties is advised in writing by H.M. Customs & Excise after full disclosure of all material facts that the transaction hereunder is subject to VAT, Farminee undertakes that, if called upon to do so by the Farmor, it will pay to the Farmor on presentation by the Farmor of a VAT invoice any amounts properly due in respect of VAT set out in such invoice within thirty (30) days of demand.

9.6
The Parties agree that the Farmor shall make an application to the Commissioners of Customs and Excise under Section 49(1)(b) Value Added Tax Act 1994 for a direction that the records relating to the Farmed Interest which under paragraph 6 Schedule 11 Value Added Tax Act 1994 have been maintained by the Farmor should be preserved by the Farmor notwithstanding the provisions of the said section, the Farmor shall forthwith upon receipt thereof provide Farminee with a copy of any such direction, and Farminee shall retain access at all reasonable times during business hours to all books and records retained by the Farmor in relation to VAT matters concerning the Farmed Interest, and the Farmor covenants to retain such records as required by paragraph 6 Schedule 11 Value added Tax Act 1994.

9.7
Subject to Clause 9.5 above, any adjustments pursuant to Clause 4 (Consideration) or payments or reimbursements pursuant to Clause 7 (Indemnity) in respect of any payment or receipt being an amount in respect of which VAT has been paid or received shall be made on a basis disregarding the VAT element where the VAT paid is fully deductible or is required to be accounted for in full to H.M. Customs & Excise, but otherwise shall be made on a basis which leaves the Farmor in no better and no worse a position (after taking account of VAT, and subject to the application of the other provisions of this Clause) than had the payment or receipt not been made or received.

10           Announcements

10.1
No Party and no Affiliate of any of them shall, without the prior written consent of the other Parties, issue or make any public announcement or statement regarding this Agreement or any matter which is the subject of this Agreement, unless it is necessary for that Party or its Affiliate to make such public announcement or statement in order to comply with a statutory obligation, an obligation to include information in published or audited accounts, or with the requirement of a competent government agency, the Securities and Exchange Commission or other regulatory body (whether statutory or non-statutory), or institutional shareholder body, or a recognised stock exchange on which that Party or such Affiliate has (or is to have) its shares listed or an unlisted securities market in which its shares are (or are to be) dealt, in which event, the Party proposing to make such an announcement or statement shall consult with the other Parties and shall take account of any objections or requests for revisions made by the other Parties. A copy of such announcement or statement shall (subject to any applicable law or the rules of any such stock exchange) so far as possible be furnished to the other Parties at least 72 hours prior to publication and such announcement or statement shall be limited to the minimum so required.

11	Notices

11.1	Any notice under this Agreement shall be in writing and shall be given by personal delivery or by first class registered or recorded delivery letter sent to the relevant Party as applicable at:

Brigantes Energy Limited
Burnside House, Church Road,
Paddock Wood, Tonbridge,
Kent, TN12 6HG
Email: mbburnside@btinternet.com

Attn: Malcolm Butler
Southwestern Resources Ltd
c/o Ardent Oil Ltd
150 Borough High Street
London
SE1 1LB
Email: bob.moore@ardentoil.com

Attn: Bob Moore
Petro River UK Limited
c/o Ardent Oil Ltd
150 Borough High Street
London
SE1 1LB
Email: gary.malhotra@petroriveroil.com and scohen@icofund.com
Attn: Gary Malhotra and Scot Cohen or to such other address as a Party may notify to the other from time to time in accordance with the provisions of this Clause.

11.2	All notices shall be acknowledged promptly by the receiving Party.

11.3
Any notice or other communication given by any Party shall be deemed to be served at the time when the same is handed to or left at the relative address of the Party to be served and if served by post on the second day (not being a Sunday or public holiday) following the day of posting.

11.4
Notwithstanding the foregoing, a notice given by email shall be deemed to be a notice properly given if the recipient has positively confirmed that it has been received in a complete and intelligible form.

12	Costs, Expenses and Delayed Payment

12.1
The Farmor and each Farminee shall pay its and its Affiliates’ own costs and expenses in relation to the preparation and execution of this Agreement and the documents contemplated hereby or executed pursuant hereto.

12.2
The Farminees shall be responsible for payment in a timely fashion of any and all UK stamp duty and stamp duty land tax, (including fines and penalties) payable on or in respect of this Agreement and the transactions set out herein and all other documents contemplated hereby or executed pursuant hereto.

12.3
Without prejudice to any other rights hereunder, if any amount payable hereunder is not paid when due, the defaulting Party shall pay interest on such amount from the due date of payment (after as well as before judgement) at a rate equal to three per cent (3%) above the Base Rate.

13	Variation

13.1	The terms and conditions of this Agreement shall only be varied by an agreement in writing specifically referring to this Agreement.

14           Further Assurance

14.1
The Parties shall execute or cause to be executed and delivered to each other such further deeds and documents and do all such further acts and things as may reasonably be necessary or as may reasonably be requested by any Party more fully to vest in and assign to each Farminee all rights, powers, privileges and remedies herein intended to be vested in or assigned to such Farminee.

15	General

15.1	This Agreement including, without limitation, the representations, warranties and undertakings hereunder shall remain in full force and effect notwithstanding Completion.

15.2
No waiver by a Party of any breach of a provision of this Agreement shall be binding unless made expressly in writing and any such waiver shall relate only to the matter to which it expressly relates and shall not apply to any subsequent or other matter.

15.3
Neither Farminee nor Farmor shall have no right to assign any right or interest under this Agreement, without the written consent of the other, such consent not to be unreasonably withheld. This Agreement shall inure to the benefit of and be binding upon the respective successors and permitted assigns of the Parties hereto.

15.4	Time shall be deemed to be of the essence of this Agreement.

15.5
This Agreement constitutes the whole agreement between the Parties relating to the subject matter hereof and supersedes and excludes all negotiations and preliminary agreements whether oral or written.

15.6
Notwithstanding any other provision of this Agreement, no Party shall be liable to another for any consequential loses arising out of or in any way connected with this Agreement or the Completion Documents.

15.7
Notwithstanding termination of this Agreement in accordance with its terms, the provisions of Clauses 5.7, 5.8, 11 and 17 shall survive such termination, shall be deemed to remain in full force and effect and the Parties shall continue to be bound thereby.

16	Rights of Third Parties

16.1
Save as expressly provided in this Agreement, nothing in this Agreement shall confer on any third party any right to enforce any term of this Agreement which it would not have had but for the Contracts (Rights of Third Parties) Act 1999.

17	Counterparts

17.1
This Agreement may be executed in any number of counterparts with the same effect as if all Parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one instrument.

18	Governing Law

18.1
This Agreement (and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement or its formation) shall be governed by and construed in accordance with the laws of England and Wales.

18.2
The Parties hereby irrevocably submit to the exclusive jurisdiction of the English Courts for the purpose of hearing and determining any dispute arising out of the Agreement and to the non-exclusive jurisdiction of the English Courts for the purpose of enforcement of any judgement against their respective assets.

AS WITNESS whereof this Agreement has been signed by the duly authorised representatives of the Parties on the day and year first above written.

SIGNED for and on behalf of

Brigantes Energy Limited

By: /s/ Malcolm Butler____________
Name: Malcolm Butler
Title:   Director

SIGNED for and on behalf of

southwestern resources ltd

By: /s/ Jonathan B. Rudney_________
Name: Jonathan B. Rudney
Title:   Director

SIGNED for and on behalf of

petro river uk limited

By: /s/ Scot Cohen________________
Name: Scot Cohen
Title:   Director

Schedule 1

part a. the farmor’s warranties

Each of the representations and warranties in this Schedule 1 shall be construed as being a separate set of representations and warranties in respect of the Farmor. The Farmor represents, warrants, covenants and undertakes to Farminee, as follows:

1	The Farmor has complied in all respects with its obligations under the Licence, and as applicable, the JOA.

2
Save for the JOA the Farmor is not a party to any licences, leases, permits, concessions or agreements relating to the exploitation, appraisal or development of any area covered by the Licence or to the production, transportation, treatment, storage, marketing or sale of any Petroleum attributable to the Farmed Interest or for the transfer, assignment or farm-out to or by the Farmor of the Farmed Interest or any part thereof and there is no offer or tender outstanding the acceptance of which may give rise to any of the same and which will survive Completion.

3	No operations have been carried out on the Licence, which could give rise to any liabilities for site restoration or abandonment.

4
As at the date of this Agreement, the Farmor is not a party to any litigation or arbitration or administrative proceedings in relation to the Farmed Interest nor is the Farmor aware that any such litigation, arbitration or administrative proceedings is threatened or pending either by or against it.

5
Other than any obligation to pay rent and royalty under the Licence and encumbrances created by the JOA, the Farmed Interest is free from all mortgages, charges (whether fixed or floating), pledges, liens or other encumbrances, or claims relating thereto, overriding royalty, production payment, net profit interest, carried interest, third party rights or any other burden or equity whatsoever (and the Farmor is not a party to any agreement to give or create any of the same).

6
The Farmor has all requisite corporate power and authority to execute this Agreement and the Assignment Documents to which it is a party and to perform its obligations hereunder and thereunder, and such execution and performance has been duly authorised by all requisite corporate action and do not constitute nor will they cause a breach of, or a default under, any material agreement or arrangement to which it is a party.

7	The Farmor is duly incorporated with limited liability and validly exists under the laws of England and Wales.

8
This Agreement will, together with the Completion Documents and all other documents ancillary hereto, not cause the Farmor to violate any judgement, order, permit or any other consent or instrument binding upon it and will not cause any limitation on it or the powers of its directors, whether imposed by or contained in any document which contains or establishes its constitution or in any law, order, judgements, agreement, instrument or otherwise, to be exceeded.

9
No order has been made or petition presented or resolution passed for the winding up of the Farmor or for an administration order in respect of the Farmor. the Farmor is not insolvent nor unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986 and no administrative receiver or receiver has been appointed by any person over its business or assets or any part thereof and no power to make any such appointment has arisen.

10
The Farmor is not subject to any other material obligations or material restrictions in relation to the Farmed Interest which will bind Farminee other than as specifically set out in the JOA, or which exist by virtue of any statute, act, regulation, planning consent or other regulatory requirement.

11	The Licence and all rights and Interests thereunder or deriving therefrom of the Farmor are in full force and effect and

11.1	no act or omission of the Farmor (or so far as the Farmor is aware, of any other person) has occurred which would entitle the Secretary to revoke the Licence; and

11.2
there are no other grounds for rescission, avoidance, revocation, repudiation or termination of the Licence, as against the Farmor nor, so far as the Farmor is aware as at the date of this Agreement, as against any other Licensee; and

11.3	no change of control of the Farmor has occurred at any time so as to give the Secretary, a right to, or cause the Secretary to, rescind or revoke the Licence; and

11.4	no notice has been given to the Farmor nor, so far as the Farmor is aware, to any other Licensee of the Licence, by the Secretary of any intention to revoke the Licence.

12	So far as the Farmor is aware, none of the parties to any Licence has committed any material breach thereof or is in default thereunder.

13
Save as included in the Conditions Precedent, all consents, permissions, approvals and agreements of third parties which are or were necessary for the Farmor to obtain in order to enter into and perform this Agreement in accordance with its terms has been unconditionally obtained in writing and has been disclosed in writing to Farminee. The Licence and consents are valid and subsisting and, so far as the Farmor is aware, there are no facts which would be likely to cause the Licence or consents to be suspended, cancelled or revoked.

14
To the extent that the Farmor requires reimbursement pursuant to Clause 7.3 of all sums and other liabilities arising and expenditure payable after the Completion Date in respect of the Farmed Interest, all such sums, liabilities and expenditure has been, or will be paid and discharged by the Farmor.

15	The Licence is not in the course of being surrendered in whole or in part.

16	All information made available by the Farmor to Farminee in connection with this Agreement has been made available in good faith and, so far as the Farmor is aware, the Farmor has not misled Farminee.

17	The Farmor has no continuing or contingent obligations in relation to arrangements which are in the nature of farm-in or farm-out arrangements in respect of the Farmed Interest.

18	The copies of any documents made available to Farminee were true and complete copies.

19	The Farmor is registered for VAT in the U.K. and has used the Farmed Interest for its own trade of exploration/exploitation.

 Schedule 1

Part B. Farminee’s Warranties

Farminee represents, warrants, covenants and undertakes to each Farmor, as follows:

1
Farminee has all requisite corporate power to execute this Agreement and the Assignment Documents and to perform its obligations hereunder and thereunder, and such execution and performance has been duly authorised by all requisite corporate action and does not constitute or cause a breach of, or a default under, any material agreement or arrangement to which it is a party.

2	Farminee is duly incorporated with limited liability in England and Wales.

3
No litigation, arbitration, administrative proceeding, dispute or judgement against Farminee or to which Farminee is a party which might by itself or together with any other such proceedings has a material adverse effect on its business, assets or condition and which would materially and adversely affect its ability to observe or perform its obligations under this Agreement and the transactions contemplated hereby, is subsisting or, so far as Farminee is aware, threatened or pending against Farminee or any of its assets.

4	Prior to Completion, Farminee intends to be registered for VAT in the U.K.

5	Farminee is not a party to any agreement, arrangement or practice which restricts its freedom to discharge its obligations under this Agreement or the JOA.

Schedule 2

Farmed Work Programme

Programme summary
Drill Woodburn Forest-1 (“Well”)
(complete and suspend pending long-term test, or P&A and site restoration)
•           Drilling costs of drilling the Well to an estimated total measured depth of 2000 metres (PL1/10 Licence obligation) with a horizontal offset of approximately 300 metres; to include well preparation, drilling, logging and other evaluations agreed to by Farminee, until a point is reached where there is a decision to plug and abandon the Well or run a liner and suspend the Well.
•           The decision to plug and abandon the Well or run a liner shall be made on completion of all total depth wireline operations.
•           If there is a decision by Licensees to run a liner for completion of the Well and/or seek planning permission to undertake further work on the Well then all costs from that decision point forward to complete and plug and abandon the Well in a manner that the site can be re-established and the Well re-entered, shall be funded by the Parties in their Percentage Interest shares.
•           It is acknowledged that costs have been expended (or are committed to be expended) prior to the Completion Date for Well preparation which, notwithstanding the Completion Date shall form part of the AFE and, for the purpose of Clauses 4.1.2 and 4.1.3, the Farmed Work Programme.
•           If there is a decision by Licensees to plug and abandon the Well then the costs of plugging and abandon the Well and restoring the Well site will form part of the Farmed Work Programme.
•           The decision by the PL1/10 Licensees to run a liner and suspend the Well or plug and abandon the Well shall be subject to the JOA affirmative vote pass mark of two or more Licensees with a 60.00% or more participating interest in the Licence.
•           All ongoing costs on the PL1/10 Licence beyond suspension of the Well or plugging and abandoning the Well shall be Joint Venture Operations and shall be funded by the Parties in their Percentage Interest shares.
•           All administrative fees incurred and the Overhead Charge under the JOA through to completion of the drilling programme will be included in the AFE.

First year programme for P2123
P2123 will be assigned to Farminee on a “ground-floor basis” and accordingly there is no Farmed Work Programme as such and all expenditure shall be funded by the Parties in their Percentage Interest shares. However it is acknowledged there is a firm work programme required by the Licence comprising Licence fees from award of Licence, geological and geophysical studies and obtaining 1250km 2D seismic data and shooting 150km of new 2D seismic data within the initial 4 year Licence term. Notwithstanding the Completion Date, each Party will pay for its full Percentage Interest share of such programme including costs expended or committed to be expended before the Completion Date.

Schedule 3

Farmed and Farmin Interests

Part I

The Licences

Licence No.	Licence Date	JOA Date	Current Licensees	Current Percentage Interest
P2123	18/2/2014	20/5/2014	InfraStrata plc	40%
			Brigantes Energy Limited	40%
			Terrain Energy Limited	20%
PL1/10	4/3/2011	28/10/2011	InfraStrata plc	45%
			Brigantes Energy Limited	45%
			Terrain Energy Limited	10%

Part II

The Farmed / Farmin Interests

P2123
Party	Current Percentage Interest	Farmed / Farmin Interest	Future Percentage Interest

Brigantes Energy Limited	40%	to SWR 16.00%
Brigantes Energy Limited		to Petro 9.00%	15%

PL1/10
Party	Current Percentage Interest	Farmed / Farmin Interest	Future Percentage Interest

Brigantes Energy Limited	45%	to SWR 16.00%
Brigantes Energy Limited		to Petro 9.00%	20%

Schedule 4

Licence Interest Documents

P2123
1.18/2/2014	Licence – (Start Date 20th December 2013)
2.22/4/2014	Licence Assignment
3.22/4/2014	Interest Assignment – 40% Nautical to InfraStrata
4.22/4/2014	2nd Interest Assignment – 40% InfraStrata to Terrain
5.20/5/2014 6. /1/2016	JOA Supplement to Sale and Purchase Agreement

PL1/10
1.4/3/2011	Licence
2.1/9/2011	Licence Assignment
3.1/9/2011	Interest Assignment
4.2/9/2011	Licence Assignment
5.2/9/2011	Consolidated Interest Assignment (InfraStrata 40%, IS E&P 40%, Nautical 20%, Terrain 10%)
6.28/10/2011	JOA
7.7/12/2011	Data Trade with Islandmagee Storage Limited
8.14/1/2013	Amended and Re-stated Data Exchange with Gaelectric Holdings Plc
9.26/3/2013	Interest Assignment – 5% InfraStrata to Brigantes
10.26/3/2013	JOA Novation
11.25/11/2013	Licence drill-or-drop extension
12.22/7/2014	Licence Assignment – Nautical withdraws

13.22/7/2014	Interest Assignment – 20% Nautical to InfraStrata
14.22/7/2014	JOA Novation (InfraStrata 45%, Brigantes 45%, Terrain 10%)
15.11/2/2015 16. /1/2016	DETI Letter on Licence terms Supplement to Sale and Purchase Agreement

Appendix A

AFE dated 26th May 2015